GREAT BASIN SCIENTIFIC

GREAT BASIN SCIENTIFIC

gbscience.com

Exhibit 99.2

Business Update

Third Quarter 2016

November 14, 2016

Dear Great Basin Scientific Shareholder:

There has been a lot of activity at Great Basin over the last quarter, in terms of progress toward reaching company goals for footprint and revenue growth, menu expansion, and the amortization of the 2015 Notes. To help explain what we are delivering and what we're building toward, the following is a summary of Great Basin’s business metrics and status:

Revenues and Customers

Revenues for the third quarter increased 35% year over year, primarily from the sale of two tests, C. diff and Group B Strep. Sales of Group B Strep tests increased 339% during the third quarter of 2016 compared with a year ago, while C. diff increased 20% during the same period. As expected, sales of C. diff tests remained soft due to the decline in C. diff testing that occurs outside of flu season, which runs October through May. We expect C. diff revenues to climb over the next two quarters as we enter flu season, while we expect to record increased sales of Group B Strep. Our installed customer base grew 78% during the 2016 third quarter compared to a year ago, to 255 customers. While this represents a decrease in installed sites from the second quarter 2016, the decrease in part reflects our concerted efforts to take back under-utilized analyzers at low-volume sites for placement with higher volume, higher value customer sites. We now have 510 analyzers placed with a higher revenue per instrument (RPI), which, along with our expanded product menu, should continue to improve average RPI.

Product Launches

During the quarter, we doubled our product menu with the commercial launch of two new products: a test for Shiga Toxin producing E. coli (STEC); and a panel for blood sepsis caused by Staphylococcus bacteria (Staph ID/R).  While both products have longer evaluation windows than C. diff and Group B Strep, commercial launches for both are progressing well and we are pleased with both the level of interest expressed by our existing customers, and the interest from hospitals and reference labs. Particularly exciting to us is the expressed interest from large medical centers and research hospitals that typically do much higher volumes of testing than our historical customer base of smaller suburban and rural hospitals, which, if they adopt our systems and utilize our assays, could result in higher RPI. While we recorded no meaningful revenue from either product in the third quarter for these assays, we expect both placements and revenues to continue to rise, with the expectation that these products will make notable contributions to revenues by mid-2017.

Menu Expansion

Going forward, we will continue to develop and market assays that meet our customers’ needs, contribute to our revenue growth, and maximize the utility of our analyzers. To that end, we recently completed the clinical trial of our Stool Bacterial Pathogens Panel and expect to finish the clinical trial of the Bordetella Direct Test before the end of the year. As previously disclosed, we have three additional products in late-stage development: Chlamydia-Gonorrhea test, Staph Aureus Pre-surgical screening test, and Fungal Pathogen from Blood Culture panel. These development projects remain on schedule, and we expect to commence clinical trials for all three in early 2017. Our goal, pending successful completion of the clinical trials and subsequent approval by the FDA, is to have six assays commercialized in 2017.

Cash Burn

During the third quarter, we finalized a financial management plan to hold costs and reduce cash burn while continuing to execute our product development goals. This plan, which is anticipated to launch in the first quarter of 2017, is designed to hold selling, general and administrative spending at or close to current levels, stabilize operational overhead while seeking to build revenues, and reduce cost of goods sold through bringing certain sub-assemblies in-house and benefitting from volume-related cost savings. Our research and development spending will also be reduced following the completion of clinical trial for the Bordetella Direct Test and 510(k) submission for the Stool Bacterial Pathogens Panel. Additionally, we expect to see improvement in revenue per test as a result of the higher price point of the Staph ID/R and Stool Bacterial Pathogens panels compared to per test pricing for our low-plex tests.

Adjusted Net Loss

For the third quarter, we reported an adjusted net loss of $9.8 million. Our adjusted net loss excludes all non-cash gains and charges related to the accounting of the 2015 and 2016 convertible notes, and reflects what we believe is a more meaningful view of our actual operational performance. An explanation of non-cash adjustments included in our adjusted net loss follows this letter.

Summary

We are pleased with our operating progress in 2016—our new products launches are creating strong sales momentum, and our cost containment plans are progressing on schedule. Thank you for continuing to support Great Basin.

Ryan Ashton and the Great Basin Team

Non-GAAP Financial Measure

This letter includes an Adjusted Net Loss “non-GAAP financial measure” as defined by the Securities and Exchange Commission. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For reconciliation of this non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measure” included in this letter.

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Loss

The Company excludes certain non-cash items in calculating adjusted net loss because they are non-cash in nature and because the Company believes that the non-GAAP financial measures, which exclude these items, provide meaningful supplemental information regarding operational performance. The Company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statement and facilitates comparisons to peer operating results.

GREAT BASIN SCIENTIFIC, INC.

ADJUSTED NET LOSS

(Unaudited)

	Three Months Ended
	September 30,
The calculation of adjusted net loss is as follows:	2016	2015
Net income (loss)	$ (29,047,775)	$ 13,056,359
Adjustment for amortization of debt discount in interest	18,530,055	-
Adjustment for loss on issuance of note in interest	119,185,886	-
Adjustment for loss on extinguishment of debt	17,292,463	-
Adjustment for change in fair value of derivative liability	(135,727,676)	(20,016,848)
Adjusted net loss	$ (9,767,047)	$ (6,906,489)

Amortization of Debt Discount Included in Interest

The amortization of the debt discount that is included in interest for the three months ended September 30, 2016 resulted in a non-cash other expense recorded in earnings of $18.5 million. This is a non-cash charge resulting from the amortization of the debt discounts on our two convertible notes. The amortization amounts for the period totaled $3.0 million on the $22.1 convertible notes (the 2015 Notes) and $15.5 million on the $75 million convertible notes (the 2016 Notes).

Loss on Issuance of Convertible Note in Interest

The loss on issuance of note that is included in interest for the three months ended September 30, 2016 resulted in non-cash other expense recorded in earnings in the amount of $119.2 million. This is a non-cash charge resulting from the issuance of the 2016 Notes which due to the conversion features and warrants issued with the convertible notes were required to be accounted for as derivative liabilities. The fair value of the derivative liability amounts in excess of the $68 million proceeds received on the convertible notes was $119.2 million which was recognized as a cost of capital at issuance and accordingly charged to interest expense.

Loss on Extinguishment of Debt

The loss on extinguishment of debt for the three months ended September 30, 2016 resulted in a non-cash other expense recorded in earnings in the amount of $17.3 million. This non-cash expense is the result of the payment of $8 million in principal on the 2015 Notes through the issuance of 2.1 million shares of common stock. Due to the nature of the conversion feature of the notes, conversions were deemed to be extinguishments for accounting purposes and accordingly a loss in the amount of $17.3 million was recognized.

Change in Fair Value of Derivative Liability

The change in fair value of the derivative liability for the three months ended September 30, 2016 resulted in a non-cash gain in earnings in the amount of $135.7 million. The Company had a decrease in fair value of its conversion feature and warrants associated with the 2015 and 2016 Notes and a decrease in the fair value of all other derivative securities, which was a result of the decrease in the value of its common stock during the third quarter of 2016.

During the three months ended September 30, 2015, the fair value of all derivative securities decreased by $20 million, also due to the decrease in the value of the Company’s common stock during the period.

Forward-Looking Statements

This letter contains forward-looking statements regarding events, trends and business prospects, which may affect future operating results and financial position, including but not limited to statements regarding the potential future commercial success of the Company’s assays, the Company’s continued revenue growth, adding the Company’s systems to larger hospitals and labs, expanding assays at existing customers, investments yielding higher revenue per customer, expanded customer base and new assays in the future, building the Company’s total revenue base, anticipated timing of future clinical trials, increasing sales per instrument, and reducing seasonality in the Company’s revenue stream, anticipated future financing activity and use of funds from future financings, the Company becoming self-funded at some point in the future and other similar statements. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially, and reported results should not be considered an indication of future performance. These risks and uncertainties include, but are not limited to: (i) our limited operating history and history of losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our ability to obtain capital when needed; and (iv) other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. These forward-looking statements speak only as of the date hereof and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.